Exhibit 99.2
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Specialty Underwriters’ Alliance, Inc.:
     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Specialty Underwriters’ Alliance, Inc. and its subsidiary at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 6, 2009
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Consolidated Balance Sheets of
Specialty Underwriters’ Alliance, Inc.
As of December 31, 2008 and 2007

	2008	2007
	(in thousands)
ASSETS
Fixed maturity investments, at fair value (amortized cost: $220,744 and $176,592)	$216,708	$177,735
Short-term investments, at amortized cost (which approximates fair value)	46,697	51,652

Total investments	$263,405	$229,387
Cash	208	968
Insurance premiums receivable	60,715	68,887
Reinsurance recoverable on unpaid loss and loss adjustment expenses	79,598	77,204
Prepaid reinsurance premiums	309	631
Investment income accrued	2,467	1,909
Equipment and capitalized software at cost (less accumulated depreciation of $15,486 and $8,927)	13,562	12,796
Intangible assets	10,745	10,745
Deferred acquisition costs	18,156	17,495
Deferred tax asset	3,146	-
Other assets	2,426	2,512

Total assets	$454,737	$422,534

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Loss and loss adjustment expense reserves	$214,953	$184,736
Unearned insurance premiums	80,600	86,741
Insured deposit funds	15,806	12,515
Accounts payable and other liabilities	7,089	7,405

Total liabilities	$318,448	$291,397

Commitments (Note 9)

STOCKHOLDERS’ EQUITY
Common Stock at $.01 par value per share — authorized 30,000,000 shares; issued 14,712,355 and 14,697,355 and outstanding 14,437,355 and 14,697,355 shares	$147	$147
Class B Common Stock at $.01 par value per share — authorized 2,000,000 shares; issued and outstanding 1,368,562 and 869,738 shares	14	9
Paid-in capital — Common Stock	129,926	129,431
Paid-in capital — Class B Common Stock	8,077	6,139
Accumulated earnings (deficit)	1,693	(5,732)
Treasury stock	(1,347)	-
Accumulated other comprehensive income (loss)	(2,221)	1,143

Total stockholders’ equity	$136,289	$131,137

Total liabilities and stockholders’ equity	$454,737	$422,534

The accompanying notes are an integral part of these financial statements.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Consolidated Statements of Operations and Comprehensive Income of
Specialty Underwriters’ Alliance, Inc.
For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(in thousands, except earnings per share)
REVENUE
Earned insurance premiums	$143,465	$152,469	$110,891
Net investment income	10,837	9,553	6,087
Net realized gain (losses)	(811)	(27)	275

Total revenue	$153,491	$161,995	$117,253

EXPENSES
Loss and loss adjustment expenses	$89,385	$89,990	$62,682
Acquisition expenses	32,990	36,601	26,032
Other operating expenses	23,132	22,568	19,884

Total expenses	$145,507	$149,159	$108,598

Pretax income	7,984	12,836	8,655
Federal income tax expense	(559)	(247)	(247)

Net income	$7,425	$12,589	$8,408
Net change in unrealized gains and losses for investments held, after tax	(3,364)	2,204	570

Comprehensive income	$4,061	$14,793	$8,978

Earnings per share available to common stockholders (in dollars)
Basic	$0.48	$0.82	$0.55
Diluted	$0.47	$0.82	$0.55
Weighted Average shares outstanding
Basic	15,608	15,431	15,211
Diluted	15,776	15,431	15,211
The accompanying notes are an integral part of these financial statements.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Consolidated Statement of Stockholders’ Equity of
Specialty Underwriters’ Alliance, Inc.
As of December 31, 2008 and 2007

							Acum.
	Common	Paid-in	Common	Paid-in	Retained		Other	Total
	Stock Class	Capital Class	Stock Class	Capital	Earnings	Treasury	Comp.	Stockholders’
	A	A	B	Class B	(Deficit)	Stock	Income	Equity
	(in thousands)
Balance at 12/31/06	$147	$128,372	$7	$4,838	$(18,321)	$-	$(1,061)	$113,982
Net income	-	-	-	-	12,589	-	-	12,589
Net change in unrealized investment gains, net of tax	-	-	-	-	-	-	2,204	2,204
Stock issuance	-	123	2	1,301	-	-	-	1,426
Stock based compensation	-	936	-	-	-	-	-	936

Balance at 12/31/07	$147	$129,431	$9	$6,139	$(5,732)	$-	$1,143	$131,137

Net Income	-	-	-	-	7,425	-	-	7,425
Net change in unrealized investment gains, net of tax	-	-	-	-	-	-	(3,364)	(3,364)
Stock issuance	-	67	5	1,938	-	-	-	2,010
Treasury stock purchases	-	-	-	-	-	(1,347)	-	(1,347)
Stock based compensation	-	428	-	-	-	-	-	428

Balance at 12/31/08	$147	$129,926	$14	$8,077	$1,693	$(1,347)	$(2,221)	$136,289

The accompanying notes are an integral part of these financial statements.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Consolidated Statements of Cash Flows of
Specialty Underwriters’ Alliance, Inc.
For the Years Ended 2008, 2007 and 2006

	2008	2007	2006
	(in thousands)
Cash Flows From Operations
Net income	$7,425	$12,589	$8,408

Change in deferred taxes	(1,344)	(77)	90
Net realized (gains) losses	811	27	(275)
Amortization of bond premium (discount)	116	(5)	342
Depreciation	6,559	5,012	2,577
Net change in:

Reinsurance recoverable on unpaid loss and loss adjustment expense reserves	(2,394)	3,772	8,021
Loss and loss adjustment expense reserves	30,217	43,536	36,330
Insurance premiums receivable	8,172	(577)	(23,442)
Unearned insurance premiums	(6,141)	(3,063)	31,209
Deferred acquisition costs	(661)	2,381	(8,597)
Prepaid reinsurance premiums	322	2,946	(85)
Insured deposit funds	3,291	2,149	3,207
Other, net	(277)	912	2,526

Total adjustments	38,671	57,013	51,903

Net cash flows provided by (used for) operations	46,096	69,602	60,311

Cash flows from investing activities
Net decrease (increase) in short-term investments	4,955	(32,114)	(10,676)
Sales of fixed maturity investments	6,108	9,938	7,174
Redemptions, calls and maturities of fixed maturity investments	19,990	10,003	9,502
Purchases of fixed maturity investments	(71,180)	(50,974)	(66,575)
Purchase of equipment and capitalized software	(7,325)	(9,165)	(5,778)

Net cash flows used for investing activities	(47,452)	(72,312)	(66,353)

Cash flows from financing activities
Issuance of common stock	1,943	1,303	3,088
Treasury stock purchases	(1,347)	-	-

Net cash provided by financing activities	596	1,303	3,088

Net decrease in cash during the period	(760)	(1,407)	(2,954)

Cash at beginning of the period	968	2,375	5,329

Cash at end of the period	$208	$968	$2,375

The accompanying notes are an integral part of these financial statements.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share amounts)
Note 1 — Nature of Operations
     UAI Holdings, Inc., a Delaware holding company, was organized on April 3, 2003. There was no financial activity between the organizational date and the initial funding date of December 12, 2003. On November 5, 2003, UAI Holdings, Inc. changed its name to Specialty Underwriters’ Alliance, Inc.
     On November 23, 2004, Specialty Underwriters’ Alliance, Inc., or the Company, successfully completed an initial public offering, or the IPO, which generated net proceeds of $119,789. On December 22, 2004 the Company received proceeds of $3,728 from the underwriter’s exercise of the over allotment option. Concurrent with the initial public offering the Company purchased Potomac for $21,997 which was equivalent to Potomac’s statutory basis capital and surplus as of the closing date plus $10,745. On the same date, the Illinois Department of Insurance approved an amendment to Potomac’s charter to change its name to SUA Insurance Company.
     The Company began its insurance operations in 2005. It is organized to provide specialty program commercial property and casualty insurance through exclusive partner agents.
Note 2 — Summary of Significant Accounting Policies
     The accompanying consolidated financial statements, which include the accounts of Specialty Underwriters’ Alliance, Inc. and its consolidated subsidiary, SUA Insurance Company, have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP. All intercompany amounts have been eliminated.
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Certain reclassifications have been made to prior period financial statement line items to enhance the comparability with prior years.
Cash and Investments
     Cash consists of demand deposits. Short-term investments consist of investments with original maturities of less than one year, as determined on the date of purchase.
     All fixed maturity investment securities are classified upon acquisition as available-for-sale. As such, they are reported at estimated fair value. The Company uses an independent pricing service to determine the fair value of substantially all of the investment assets. For more information about the pricing of the investment securities please see “Note 5 – Investments” in Notes to the Consolidated Financial Statements. Short term securities are valued at amortized cost.
     The Company monitors the difference between its cost basis and the fair value of its investments to determine, when the fair value is below cost, if this difference is other than a temporary impairment. Factors considered in evaluating whether a decline in value is other than temporary include: the length of time and the extent to which the fair value has been less than cost; the financial conditions and near-term prospects of the issuer; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery. In addition, the Company’s structured securities are subject to Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”) and are monitored for significant adverse changes in cash flow projections. If there are material adverse changes in cash flows, the amount of accretive yield is prospectively adjusted and an other-than-temporary impairment loss is recognized.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     Other than temporary impairment charges on investments are recorded based on the fair value of the investments at the balance sheet date, and are included in net realized gains and losses. The unrealized appreciation or depreciation of available-for-sale investments carried at fair value are excluded from net income and credited or charged directly to accumulated other comprehensive income, a separate component of stockholders’ equity. The change in unrealized appreciation or depreciation is reported as a component of other comprehensive income.
     Investment income is recorded when earned. Realized investment gains and losses are recognized using specific identification of the security sold.
Equipment and Capitalized Software
     Equipment consists of office furniture and equipment and is depreciated over three to five years. Capitalized software costs are purchased computer software or external consulting development costs and are depreciated over three to five years.
Intangible Assets
     The cost of insurance licenses is an indefinite life intangible asset because the licenses will remain in effect indefinitely as long as the Company complies with relevant state insurance regulations. This intangible asset will not be amortized, but will be evaluated for impairment at least annually or upon the occurrence of certain triggering events.
Earned and Unearned Insurance Premiums
     Premiums are recognized as revenue over the coverage period of policies written on a daily pro rata basis. Certain policies are subject to adjustment based on changes in exposure units over the period of coverage, such as payroll increases/decreases and changes in risk classifications and therefore the direct written premiums are estimated during the policies term until final audit of the policy occurs. Unearned insurance premiums represent the portion of premiums written relating to the remaining term of each policy.
Acquisition Expenses
     Acquisition expenses related to the writing of insurance policies such as up-front commissions, premium taxes and other costs associated with premium writings are deferred and subsequently amortized to income over the period of coverage. Deferred acquisition expenses are assessed for recoverability using loss and loss adjustment expense ratios which are based primarily on the assumption that the future loss and loss adjustment expense ratio will include consideration of the recent experience. Adjustments to the asset for future recoverability are recorded through operations in the period identified. Acquisition expenses related to earned premiums are expensed immediately.
Income Taxes
     Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” or SFAS 109. Deferred tax assets and liabilities are recognized consistent with the asset and liability method required by SFAS 109. Our deferred tax assets and liabilities primarily result from temporary differences between the amounts recorded in our consolidated financial statements and the tax basis of our assets and liabilities.
     At each balance sheet date, management assesses the need to establish a valuation allowance that reduces deferred tax assets when it is more likely than not that all, or some portion, of the deferred tax assets will not be realized.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Reinsurance
     Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums earned.
     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers.
Unpaid Loss and LAE
     Liabilities for loss and loss adjustment expenses, or LAE, are comprised of case basis estimates for claims and claim expenses reported prior to year-end and estimates of incurred but not reported, or IBNR, losses and loss expenses, net of estimated salvage and subrogation recoverable. These estimates are recorded gross of reinsurance and are continually reviewed and updated with any resulting adjustments reflected in current operating results.
     Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are regarded as the most uncertain reserve segment and are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Actuaries estimate ultimate loss and LAE using various generally accepted actuarial methods applied to known losses, earned premium and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.
     For IBNR losses, the amount of reserves is estimated on the basis of historical and statistical information. The Company considers historical patterns of paid and reported claims, industry data and the probable number and nature of losses arising from claims that have occurred but have not yet been reported for a given year.
Equity Compensation
     Stock options granted subsequent to the adoption of FAS No. 123 (revised 2004), “Share-Based Payment,” or FAS 123R, are valued using the fair value method and expensed over the vesting period. Under FAS 123R, the Company has opted to use the binomial lattice option pricing model to determine fair value. Restricted stock awards granted subsequent to the adoption of 123R are valued using the measurement and recognition provisions of FAS 123R. Accordingly, the fair value of the restricted stock award is measured on the date of grant and recognized in earnings over the requisite service period for each separately vesting portion of the award.
Earnings Per Share
     Basic earnings per share is computed using the weighted average number of shares of Common Stock and Class B Shares outstanding during the period.
     In calculating diluted earnings per share, the weighted average of shares of Common Stock and Class B Shares outstanding for the period is increased to include all potentially dilutive securities using the treasury stock method. Any common stock equivalent shares are excluded from the computation if their effect is anti-dilutive.
     Basic and diluted earnings per share are calculated by dividing income available to ordinary shareholders by the applicable weighted average number of shares outstanding during the year.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS No. 157 simplifies and codifies previously issued guidance on fair value.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
The Company’s adoption of FAS 157, effective January 1, 2008, results in additional financial statement disclosures and has no effect on the conduct of the Company’s business, its financial condition and results of operations.
     In October 2008, the FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS 157, Fair Value Measurements, in a market that is not active. The Company adopted FSP FAS 157-3 on issuance, applicable to the third quarter 2008 financial statements. The adoption of this standard did not have any material impact on the Company’s financial statements.
     In January 2009, the FASB issued FASB Staff Position No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”), which is effective for interim and annual periods ending after December 15, 2008. FSP EITF 99-20-1 amends EITF 99-20 to align the impairment guidance in EITF 99-20 with the impairment guidance in FAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” FSP EITF 99-20-1 amends the cash flows model used to analyze an other-than-temporary impairment under EITF 99-20 by replacing the market participant view with management’s assumption of whether it is probable that there is an adverse change in the estimated cash flows. The adoption of FSP EITF 99-20-1 in the fourth quarter did not have a material effect on the Company’s results of operations, financial position or liquidity.
Note 3 — Earnings Per Share
     Basic earnings per share are based on the weighted average number of common shares outstanding during the period, while diluted earnings per share includes the weighted average number of common shares and potential dilution from shares issuable pursuant to equity incentive compensation using the treasury stock method.
     The following table shows the computation of the Company’s earnings per share:

	Year Ended December 31,
	2008	2007	2006
Numerator for earnings per share
Net income	$7,425	$12,589	$8,408

Denominator for earnings per share
Weighted average shares outstanding used in computation of earnings per share
Common stock (class A and B) issued	15,751	15,431	15,211
Common stock in treasury	143	-	-

Weighted average shares outstanding — basic	15,608	15,431	15,211
Effect of dilutive securities[1] Stock awards	168	-	-

Weighted average shares outstanding — diluted	15,776	15,431	15,211

Earnings per share
Basic	$0.48	$0.82	$0.55
Diluted	$0.47	$0.82	$0.55

[1]	Outstanding options of 718, 732 and 742 as of December 31, 2008, 2007 and 2006, respectively, have been excluded from the diluted earnings per share calculation for the year ended December 31, 2008, 2007 and 2006, as they were anti-dilutive.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 4 — Concentration of Premium
     Concentration of premium by partner agent for 2008, 2007 and 2006 was as follows:

	Percentage of Gross Written Premium
	Year Ended December 31,
	2008	2007	2006
Risk Transfer Holdings, Inc.	44.7%	49.0%	53.1%
American Team Managers	16.0%	20.9%	20.7%
AEON Insurance Group, Inc.	13.4%	16.0%	14.2%
Specialty Risk Solutions, LLC	11.7%	1.9%	1.3%
Appalachian Underwriters, Inc.	5.6%	8.7%	9.5%
Northern Star Management, Inc.	3.8%	n/a	n/a
Flying Eagle Insurance Service, Inc	2.2%	1.7%	n/a
Insential, Inc	0.8%	1.1%	1.0%
First Light Program Manager, Inc.	0.5%	n/a	n/a
Other	1.3%	0.7%	0.2%

Total	100.0%	100.0%	100.0%

     Concentration of premium by state for 2008, 2007 and 2006 was as follows:

	Percentage of Gross Written Premium
	Year Ended December 31,
	2008	2007	2006
California	42.3%	33.6%	30.9%
Florida	20.9%	27.5%	38.2%
Texas	10.1%	10.4%	8.1%
Other states	26.7%	28.5%	22.8%

Total	100.0%	100.0%	100.0%

     Concentration of premium by line of business for 2008, 2007 and 2006 was as follows:

	Percentage of Gross Written Premium
	Year Ended December 31,
	2008	2007	2006
Workers’ compensation	54.8%	57.4%	58.3%
Commercial automobile	23.6%	19.9%	16.6%
General liability	19.7%	20.2%	23.4%
All other	1.9%	2.5%	1.7%

Total	100.0%	100.0%	100.0%

2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 5 — Investments
     SFAS No. 157 establishes a fair value hierarchy which requires maximizing the use of observable inputs and minimizing the use of unobservable inputs when measuring fair value.
     As of December 31, 2008, assets measured at fair value on a recurring basis are summarized below:

		Fair Value Measurement Using:
			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
	Fair Value at	Identical Assets	Inputs	Inputs
Category	12/31/08	(Level 1)	(Level 2)	(Level 3)
U.S. Treasury	$10,903	$-	$10,903	$-
U.S. Government Agency	37,227		37,227
Municipal	54,934		54,934
Corporate Fixed Maturity	55,536		55,536
Agency Mortgage Backed	40,439		40,439
Non-Agency Mortgage Backed	5,164			5,164
Commercial Mortgage Backed	9,889		8,676	1,213
Asset Backed	2,616		204	2,412

Total Fixed Maturity Investments	$216,708	$-	$207,919	$8,789

     The following table presents a reconciliation of the beginning and ending balances for all investments measured at fair value using Level 3 inputs during the year ended December 31, 2008:

Year Ended
12/31/2008
Level 3 investments as of beginning of period	$-
Transfers into (out of) level 3 (at beginning period value)	16,224
Purchases, sales, issuances, and settlements (net)	(1,386)
Total gains or losses (realized/unrealized):
Included in earnings	(849)
Included in comprehensive income	(5,200)

Level 3 investments as of December 31, 2008	$8,789

     The Company uses an independent pricing service to determine the fair value of substantially all of its investment assets. As of December 31, 2008, a total of seven securities with a total fair market value of $2,780 were not priced by the independent pricing service, of which all were Level 3 securities. The Company uses the following pricing methodology for each instrument in its portfolio.
•	First, the Company requests a single non-binding price from its independent pricing service.
•	Second, if no price is available from the pricing service for the instrument, the Company requests one or more non-binding broker–dealer quotes. A single quote is sought from a broker–dealer who has significant knowledge of the instrument being priced. If such broker-dealer is not available to quote, then an average is used from quotes solicited from multiple broker–dealers.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
•	Third, if a broker–dealer quote is unavailable for the instrument, the Company uses a matrix pricing formula based on various factors provided from multiple broker–dealers including yield spreads, reported trades, sector or grouping information and for certain securities, other factors such as timeliness of payment, default experience and prepayment speed assumptions.
     The Company then validates the price or quote received by examining its reasonableness. The Company’s review process includes (i) quantitative analysis (including yield spread and interest rate and price fluctuations on a monthly basis); (ii) initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and (iii) comparing the fair value estimates to its knowledge of the current market. If a price or a quote as provided is deemed unreasonable, the Company will use the second or the third pricing methodology to determine the fair value of the instrument. During the fourth quarter of 2008, the Company deemed the pricing of one security unreasonable and adjusted the fair value to $668 from $141 based on estimated cash flows and available yield spreads.
     The transfer into Level 3 during the year 2008 of securities with a fair value, as of January 1, 2008, of $16,224 was primarily the result of reduced liquidity, and therefore reduced price transparency, related to mortgage backed and asset backed securities.
     In order to determine the proper SFAS 157 classification for each instrument, the Company, on an investment category basis, examines the pricing procedures and inputs available to price the instruments in that investment category. The Company analyzes this information taking into account asset type, rating and liquidity to determine what inputs are observable and unobservable and thereby determines the suggested SFAS 157 Level.
     The cost or amortized cost and estimated fair values of fixed maturities at December 31, 2008 were as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2008	Cost	Gains	Losses	Value
U.S. Treasury	$9,794	$1,109		$10,903
U.S. Government Agencies	35,109	2,118		37,227
Municipals	54,655	959	(679)	54,935
Corporate Fixed Maturity	56,368	858	(1,691)	55,535
Agency Mortgage Backed	39,066	1,373	-	40,439
Non-Agency Mortgage Backed	7,781	-	(2,617)	5,164
Commercial Mortgage Backed	13,301	-	(3,412)	9,889
Asset Backed	4,670	-	(2,054)	2,616

Total Fixed Maturities	$220,744	$6,417	$(10,453)	$216,708

     The cost or amortized cost and estimated fair values of fixed maturities at December 31, 2007 were as follows:

	Cost or	Gross	Gross	Fair
	Amortized	Unrealized	Unrealized	Estimated
2007	Cost	Gains	Losses	Value
U.S. Treasury	$9,801	$366	$-	$10,167
U.S. Government Agencies	37,023	1,172	(5)	38,190
Municipals	5,264	90	-	5,354
Corporate Fixed Maturity	58,672	429	(395)	58,706
Mortgage Backed	65,832	728	(1,242)	65,318

Total Fixed Maturities	$176,592	$2,785	$(1,642)	$177,735

2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     Temporary losses on investment securities are primarily a result of market illiquidity and certain asset classes being out of favor with investors and are recorded as unrealized losses.
     The Company’s methodology for assessing other-than-temporary impairments (“OTTI”) is based on security-specific facts and circumstances as of the balance sheet date. Factors considered in evaluating whether a decline in value is other than temporary included: the length of time and the extent to which the fair value has been less than cost; the financial conditions and near-term prospects of the issuer; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery. The Company’s structured securities are subject to EITF 99-20 and FSP EITF 99-20-1 which allows management to analyze whether it is probable that there is an adverse change in the estimated cash flows, in which case, the amount of accretive yield is prospectively adjusted and an OTTI loss is recognized. The Company did not record any OTTI charges on investment securities during the three months ended December 31, 2008. During the third quarter of 2008, based on the market participant analysis of EITF 99-20, certain of our available-for-sale securities with a fair value of $0.9 million and a book value of $1.7 million experienced an other-than-temporary impairment of $0.8 million.
     The cost or amortized cost and fair values of fixed maturities by contractual maturity at December 31, 2008 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The maturities for mortgage backed securities with an amortized cost of $64,818 and a fair value of $58,108 were allocated in the following table by averaging various expected prepayment assumptions that are developed through a model which takes into account recent prepayment patterns and future estimates on different agency coupons and structures.

	Cost or Amortized
	Cost	Fair Value
Due in one year or less	$56,957	$56,826
Due after one year through five years	92,563	89,887
Due after five years through ten years	84,918	83,447
Due after ten years	33,003	33,245

Total	$267,441	$263,405

     As of December 31, 2008, there were 90 out of 196 securities in an unrealized loss position. Of these, 38 securities have been in an unrealized loss position for twelve months or greater. Those fixed maturity investments with unrealized losses as of December 31, 2008 are summarized as follows:

		Unrealized Losses
		Less than	Greater than 12
2008	Fair Value	12 Months	Months	Total
Municipal	$21,713	$(679)	$-	$(679)
Corporate Fixed Maturity	35,201	(560)	(1,130)	(1,690)
Agency Mortgage Backed	-	-	-	-
Non-Agency Mortgage Backed	5,164	(279)	(2,339)	(2,618)
Commercial Mortgage Backed	9,889	(1,811)	(1,601)	(3,412)
Asset Backed	2,616	-	(2,054)	(2,054)

Total Fixed Maturities	$74,583	$(3,329)	$(7,124)	$(10,453)

2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     Those fixed maturity investments with unrealized losses as of December 31, 2007 are summarized as follows:

		Unrealized Losses
		Less than	Greater than 12
2007	Fair Value	12 Months	Months	Total
US Government Agency Securities	$2,177	$-	$(5)	$(5)
Corporate Securities	32,220	(101)	(294)	(395)
Mortgage Backed Securities	21,974	(400)	(842)	(1,242)

Total Fixed Maturities	$56,371	$(501)	$(1,141)	$(1,642)

     Fixed maturities with carrying values of $32,419 and fair value of $34,928 were on deposit with insurance regulatory authorities as required by law at December 31, 2008.
     Information relating to the Company’s investments is shown below:

	Year Ended December 31,
	2008	2007	2006
Proceeds from voluntary sales and redemptions	$6,108	$9,938	$7,174
Gross realized gains	29	62	333
Gross realized losses	(884)	(81)	(58)
     The components of the Company’s net investment income were as follows:

	Year Ended December 31,
	2008	2007	2006
Fixed maturities	$10,154	$8,098	$5,516
Short-term investments	1,161	1,751	759

Gross investment income	11,315	9,849	6,275
Investment Expenses	(478)	(296)	(188)

Net investment income	$10,837	$9,553	$6,087

Note 6 — Federal Income Taxes
     As of December 31, 2008, December 31, 2007 and December 31, 2006 the Company had tax basis net operating loss carryforwards of $0, $2,135 and $18,751, respectively. The Company also accumulated start-up and organization expenditures, through December 31, 2004 of $2,364 that are deductible over a 60 month period commencing on November 23, 2004. The unamortized portion of these costs was $402, $873 and $1,344 at December 31, 2008, December 31, 2007 and December 31, 2006, respectively.
     In 2007 and 2006 the Company had tax basis net operating loss carryforwards, but incurred current income taxes in the amount of $324 and $157 arising from alternative minimum tax obligations in 2007 and 2006, respectively. The Company also recorded in 2007 and 2006 a tax provision for the year equal to the current year increase in deferred tax liabilities associated with indefinite lived intangible assets. Due to the indefinite nature of these intangible assets for financial reporting purposes, these deferred tax liabilities do not represent a source of income to realize the Company’s deferred tax assets. Based on these facts the Company recorded valuation allowances of $1,626 and $6,598 in 2007 and 2006, respectively, against all remaining net deferred tax assets, until such time as its operating results and future outlook produce sufficient taxable income to realize these tax assets.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     Beginning in 2008, based on continuing profitability trends, the Company believes that it is more likely than not that the deferred income tax assets will be realized. As such, the Company elected to eliminate its valuation allowance and establish the full net deferred tax asset, with the exception of certain State tax net operating loss carryforwards that may not be realized in the future totaling $168, for which a valuation allowance was maintained.
     A reconciliation of the Company’s expected to actual federal income taxes are shown below.

	Year Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Income tax expense at statutory rates	$(2,715)	$(4,364)	$(2,943)
Tax benefit from tax exempt interest income	451	-	-
Tax expense from other permanent differences	(51)	(106)	(132)
State tax expense	328	-	-
Valuation allowance	1,458	4,228	2,839
Other	(30)	(5)	(11)

Actual income tax expense	$(559)	$(247)	$(247)

     The components of current and deferred income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Current tax expense	$(1,903)	$(324)	$(157)
Deferred tax benefit (expense)	1,344	77	(90)

Total income tax expense	$(559)	$(247)	$(247)

      The Company paid federal income taxes of $1,885, $468 and $0 in 2008, 2007 and 2006, respectively.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     The components of the Company’s deferred tax assets and liabilities at December 31, 2008 and December 31, 2007, respectively, are noted in the table below.

	Year Ended December 31,
	2008	2007
Deferred Tax Assets Arising From	(dollars in thousands)
Loss & LAE reserves	$6,079	$4,002
Unearned premium reserves	5,645	5,898
Net operating loss carryforwards	-	703
Stock Option and Grant Expense	646	504
Unrealized loss on investments	1,414	-
Start up costs	141	297
Other than temporary Impairments	298	-
State Tax Net Operating Loss Carryforwards	337	-
AMT Tax Credit	-	481
Other	455	670

Total deferred tax assets	15,015	12,555

Deferred Tax Liabilities Arising From
Deferred acquisition costs	6,362	5,948
Equipment and capitalized software	3,803	3,395
Unrealized gain on investment	-	389
Prepaid assets	202	255
Intangible asset	1,004	727
Other	330	228

Total deferred tax liabilities	11,701	10,942

Net deferred tax asset	3,314	1,613
Valuation allowance	(168)	(1,626)

Net deferred tax asset (liability) after valuation allowance	$3,146	$(13)

Note 7 — Equity Compensation
     On May 1, 2007, the stockholders of the Company approved the 2007 Stock Incentive Plan, or 2007 Plan. The 2007 Plan replaces the 2004 Stock Option Plan, or 2004 Plan, and no more grants or awards may be made under the 2004 Plan. Options previously granted under the 2004 Plan will continue for the life of such options, unless earlier terminated, cancelled, expired or exercised. The 2007 Plan provides for the issuance of up to 800,000 shares of the Company’s common stock in the form of stock options, stock appreciation rights, restricted stock awards, and deferred stock awards (as well as dividend equivalents in connection with deferred stock awards). In addition, should any of the 718,066 options currently outstanding under the 2004 Plan be terminated, those shares will also be available under the 2007 Plan. All grants of options or awards of stock under the 2007 Plan must be approved by the Compensation Committee of the Board of Directors, which consists entirely of independent directors. All options granted under the 2004 Plan have ten-year terms and vest in equal annual installments over either a three or four year period following the date of grant with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.
     Compensation expense recognized for all stock-based compensation for the years ended December 31, 2008, 2007 and 2006 were $495, $1,059 and $1,101, respectively.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Stock Options
     There were no options granted in 2008 or 2007. The fair value of each option grant is estimated at the date of grant using the binomial lattice option pricing model with the following assumptions used for grants issued in 2006 and earlier: risk free interest rate range of 4.56% – 4.60%; expected life range of 3.1 – 7.5 years; expected volatility of 45%; and expected dividend yield of 2% beginning after five years.
     The following table presents stock option activity under the 2004 Plan for 2008:

				Weighted
		Weighted		Average
	Number of	Average Exercise	Aggregate	Contractual
Stock Option Activity	Shares	Price Per Share	Intrinsic Value	Remaining Life
	(actual dollar and share amounts)			(years)
Balance at January 1, 2008	732,466	$9.32	$-	7.00
Options granted	-		-	n/a
Options exercised	-		-	n/a
Option expired			-	n/a
Options forfeited	(14,400)	9.50	-	n/a

Balance at December 31, 2008	718,066	$9.32	-	6.00

Total options vested at December 31, 2008	708,066	$9.36	-	5.98
Total options un-vested at December 31, 2008	10,000	$6.22	-	7.15
     The weighted average grant-date fair value of options granted during the year ended December 31, 2006 was $2.89. The grant-date fair value of options vested during the years ended December 31, 2008, 2007, and 2006 were $187, $1,098 and $1,078, respectively. There were no options exercised during the years ended December 31, 2008 or 2007 and cash received for options exercised during the year ended December 31, 2006 was $15. The remaining unrecognized compensation expense related to unvested stock options at December 31, 2008 is approximately $16 and the weighted-average period of time over which this cost will be recognized is 1.2 years
Restricted Stock Awards
     The 2007 Plan provides for an automatic grant of 3,000 shares of common stock to each independent director upon the first business day following re-election to the Board of Directors at the annual meeting of stockholders. On both May 7, 2008, and May 2, 2007, 15,000 shares were issued to the independent directors who were re-elected to the Board at the 2008 and 2007 annual meeting, respectively. The compensation expense associated with these automatic grants was $67 and $123 for 2008 and 2007, respectively, and is based on the fair market value of the shares on the date of grant.
     On April 4, 2008 the Compensation Committee of the Board of Directors granted deferred stock awards for 258,750 shares of common stock to all employees of the Company, including the executive officers. The awards granted to the non-executive employees vest on the first anniversary of the grant date and the awards for the executive officers vest equally on either the first four or the first five anniversaries of the grant date. No restricted stock awards were made in 2006.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
     A summary of the status of the Company’s non-vested restricted stock awards as of December 31, 2008 and changes during the year ended December 31, 2008 is presented below:

		Weighted
		Average Grant
	Number of	Date Fair
	Shares	Value
	(actual dollar and share amounts)
Non-vested award balance at January 1, 2008	-	$-
Awards granted	273,750	4.70
Awards vested	15,000	4.49
Awards forfeited	-	-

Total non-vested awards at December 31, 2008	258,750	$4.71

     The weighted average grant-date fair value of restricted stock awards granted during the year ended December 31, 2008 and 2007 was $4.70 and 8.21, respectively. The grant-date fair value of restricted stock awards that vested during the years ended December 31, 2008 and 2007 were $67 and $123 respectively. The remaining unrecognized compensation expense related to unvested stock options at December 31, 2008 is approximately $850 and the weighted-average period of time over which this cost will be recognized is 2.1 years
     FAS 123R requires the Company to reflect the tax savings resulting from tax deductions in excess of expense reflected in its financial statements as a financing cash flow, rather than as an operating cash flow. The amount of financing cash flows recognized for such excess tax deductions was $0 for the year ended December 31, 2008.
Note 8 — Employee Benefit Plans
     Company employees who have completed three months of consecutive service are eligible for participation in the Company’s 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company up to four percent of eligible compensation contributed by the employee. During 2008, 2007 and 2006, the matching contributions made by the Company were $364, $301 and $228, respectively.
Note 9 — Commitments
     On February 3, 2005, the Company entered into a lease agreement, or Lease, for its home office space that commenced on May 1, 2005 and terminates on April 30, 2020. On April 24, 2006, the Company amended the Lease to include additional premises effective September 1, 2006. The Company’s net Lease obligations are $1,871 for years 1 through 5, $3,294 for years 6 through 10 and $3,753 for years 11 through 15. Included in the Lease terms are scheduled rent escalations, improvement incentives and rent abatements all of which are recognized on a straight line basis over the Lease term in relation to square footage occupied by the Company. To secure the Lease, the Company is required to hold an irrevocable standby letter of credit in the amount of $1,500.
     The Company has the option to terminate the Lease at August 31, 2011. Upon notice of termination, the Company is obligated to pay six months of the then current rent plus certain costs. If the Company opted to terminate as of August 31, 2011, the Company would be obligated to pay approximately $2,437 plus operating expenses, taxes, and brokerage commissions.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 10 — Stock Repurchase
     In April 2008, the board of directors authorized the repurchase of up to 275,000 shares of the Company’s Common Stock at an aggregate purchase price of up to $1,650. Under the authorization, repurchases may be made from time to time in the open market, pursuant to trading plans meeting the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, in private transactions or otherwise. The authorization expired on October 15, 2008. During the three months ended June 30, 2008, the Company repurchased all 275,000 shares of Common Stock under its stock repurchase authorization for a total cost of approximately $1,347. The average cost per share repurchased was $4.90 including commission. At June 30, 2008, the Company had fully utilized its authority to repurchase shares of Common Stock.
Note 11 — Reinsurance
     For workers’ compensation business, the Company’s reinsurers are responsible for losses between $1,000 and $10,000 due to any single occurrence under a policy and for losses in excess of $10,000 up to $35,000 for a multiple loss occurrence. For non-workers’ compensation casualty business, the Company does not write policies above $1,000  and therefore does not need reinsurance protection for single loss occurrences; its reinsurers are responsible between $1,000 and $5,000 of losses for a multiple loss occurrence. Reinsurance does not extinguish the Company’s primary liability under the policies written.
     The effects of reinsurance are as follows:

	Year Ended December 31,
	2008	2007	2006
Premiums written:
Direct	$130,204	$159,290	$152,841
Assumed[1]	15,987	1,100	335
Ceded	(8,916)	(10,984)	(11,076)

Net	$137,275	$149,406	$142,100

Premiums earned:
Direct	$143,539	$162,501	$121,698
Assumed	8,792	952	269
Ceded	(8,866)	(10,984)	(11,076)

Net	$143,465	$152,469	$110,891

Losses and loss adjustment expenses:
Direct	$96,652	$97,052	$69,545
Assumed	5,381	756	238
Ceded	(12,648)	(7,818)	(7,101)

Net	$89,385	$89,990	$62,682

[1]	The majority of the assumed business in 2008 results from the Company’s fronting arrangement for public entity business.
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 12 — Unpaid Loss And Loss Adjustment Expenses
     Loss and LAE reserves are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The Company establishes estimates of amounts recoverable from its reinsurers in a manner consistent with the claims liability covered by the reinsurance contracts, net of an allowance for uncollectible amounts. The Company’s loss and LAE reserves represents management’s best estimate of reserves based on a composite of the results of the various actuarial methods, as well as consideration of known facts and trends.
     At December 31, 2008 the Company reported gross loss and loss adjustment expense reserves of $214,953 of which $53,262 represented the gross direct loss and loss adjustment expense reserves of Potomac, which is fully reinsured by OneBeacon. The Company experienced favorable prior year loss development of $1,844 primarily attributable to improved loss development in our general liability line of business. At December 31, 2007 the Company reported gross loss and loss adjustment expense reserves of $184,736 of which $63,529 represented the gross direct loss and loss adjustment expenses reserves of Potomac, which is fully reinsured by OneBeacon.
     Potomac was a participant in a OneBeacon inter-company pooling arrangement under which Potomac ceded all of its insurance business into the Pool and assumed 0.5% of the Pool’s insurance business. Potomac ceased its participation in the Pool effective January 1, 2004 and entered into reinsurance agreements whereby it ceded all of its business to OneBeacon. As a result, Potomac will not share in any favorable or unfavorable development of prior losses recorded by it or the Pool after January 1, 2004, unless OneBeacon fails to perform on its reinsurance obligations.
     Included in the reserves for the Company is tabular reserve discount for workers’ compensation and excess workers’ compensation pension claims of $2,612 as of December 31, 2008 and $1,505 as of December 31, 2007. The reserves are discounted on a tabular basis at four percent using the 2004 United States Actuarial Life Tables for Female and Male population.
     Changes in the liability for loss and loss adjustment expense reserves were as follows:

	Year Ended December 31, 2008			Year Ended December 31, 2007			Year Ended December 31, 2006
	Potomac of		SUA	Potomac of		SUA	Potomac of		SUA
	Illinois	SUA	Consolidated	Illinois	SUA	Consolidated	Illinois	SUA	Consolidated
Beginning of period:
Gross	$63,529	$121,207	$184,736	$71,592	$69,608	$141,200	$86,736	$18,134	$104,870
Less reinsurance recoverables	(63,529)	(13,635)	(77,164)	(71,592)	(9,384)	(80,976)	(86,736)	(2,261)	(88,997)

Net	-	107,572	107,572	-	60,224	60,224	-	15,873	15,873

Incurred losses and LAE relating to:
Current year	-	91,229	91,229	-	92,167	92,167	-	63,546	63,546
Prior years	-	(1,844)	(1,844)	-	(2,177)	(2,177)	-	(864)	(864)

Total incurred losses and LAE	-	89,385	89,385	-	89,990	89,990	-	62,682	62,682

Paid losses and LAE related to:
Current year	-	25,684	25,684	-	24,772	24,772	-	12,997	12,997
Prior years	-	35,918	35,918	-	17,870	17,870	-	5,334	5,334

Total paid losses and LAE	-	61,602	61,602	-	42,642	42,642	-	18,331	18,331

End of period:
Net	-	135,355	135,355	-	107,572	107,572	-	60,224	60,224

Plus reinsurance recoverables	53,262	26,336	79,598	63,529	13,635	77,164	71,592	9,384	80,976

Gross	$53,262	$161,691	$214,953	$63,529	$121,207	$184,736	$71,592	$69,608	$141,200

2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 13 — Statutory Information
     Statutory accounting is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable to each insurer’s domiciliary state.
     Statutory accounting practices established by the National Association of Insurance Commissioners, or NAIC, and adopted, in part, by state insurance departments will determine, among other things, the amount of statutory surplus and statutory net income, which will affect, in part, the amount of funds available to pay dividends.
     As an Illinois property and casualty insurer the maximum amount of dividends which can be paid by SUA Insurance Company to shareholders without prior approval of the Illinois Director of Insurance is the greater of net income or 10% of statutory surplus, further limited to earned surplus. At December 31, 2008, SUA Insurance Company has no earned surplus and therefore no dividend capacity without the prior approval of the Illinois Director of Insurance.
     In order to enhance the regulation of insurer solvency, in December 1993, the NAIC adopted a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:
•	underwriting, which encompasses the risk of adverse loss development and inadequate pricing;

•	declines in asset values arising from credit risk; and

•	declines in asset values arising from investment risk.
     An insurer’s statutory surplus is compared to its risk-based capital requirement. If adjusted statutory surplus falls below company action level risk based capital, the company would be subject to regulatory action including submission of a report to insurance regulators outlining the corrective action the company intends to take.
     SUA Insurance Company’s statutory information is as follows:

	Year Ended December 31,
	2008	2007	2006
Ending capital and surplus	$93,884	$89,845	$77,308
Net income	4,485	16,312	1,052
Company action level risk-based capital	37,850	43,408	42,265
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.

Specialty Underwriters’ Alliance, Inc.
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except per share amounts)
Note 14 — Quarterly Financial Data (Unaudited)
     The following table sets forth the unaudited financial data for the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

	2008
Quarterly Financial Data	1st	2nd	3rd	4th
Revenues	$38,434	$36,872	$39,025	$39,160
Expenses including taxes	34,969	34,622	37,724	38,751

Net income	$3,465	$2,250	$1,301	$409

Net income per share (basic)	$0.22	$0.14	$0.08	$0.03
Net income per share (diluted)	$0.22	$0.14	$0.08	$0.02

	2007
Quarterly Financial Data	1st	2nd	3rd	4th
Revenues	$37,445	$39,556	$42,895	$42,099
Expenses including taxes	34,423	36,546	39,532	38,905

Net income	$3,022	$3,010	$3,363	$3,194

Net income per share (basic/diluted)	$0.20	$0.20	$0.22	$0.20

	2006
Quarterly Financial Data	1st	2nd	3rd	4th
Revenues	$24,401	$26,659	$33,613	$32,580
Expenses including taxes	24,601	24,492	30,031	29,721

Net income (loss)	$(200)	$2,167	$3,582	$2,859

Net income (loss) per share (basic/diluted)	$(0.01)	$0.14	$0.24	$0.18
2008 Form 10-K
Specialty Underwriters’ Alliance, Inc.